Exhibit 10.1

Electronic Arts

Annual Bonus Plan

Plan Document

July 2005

As Amended April 2008

Purpose of the Plan

•	To provide competitive incentive compensation to retain and attract top talent;

•	To align bonus awards with the achievement of corporate and business unit goals;

•	To reward and recognize individual performance and achievements;

•	To establish the terms under which EA may provide cash bonuses to certain eligible employees.

Effective Date

The Electronic Arts Annual Bonus Plan (“Plan”) is effective for each fiscal year beginning on or around April 1 and ending on or around March 31 of the following year (actual dates are determined by EA’s fiscal calendar). The Plan shall remain in effect until otherwise determined by the Compensation Committee of EA’s Board of Directors (the “Compensation Committee”).

Eligibility

This Plan applies solely to regular employees of EA and its subsidiaries and affiliates (collectively referred to in this Document as “EA” or the “Company”) whom EA, in its sole discretion, determines meet the eligibility requirements set forth below (“Participant(s)”).

To be eligible to receive a discretionary bonus award under this Plan, a Participant must satisfy each of the following eligibility conditions (an “Eligible Position”):

•	Must be a Regular status employee as such status is determined by EA in its sole discretion

•	Must be specifically identified by EA as an eligible Participant and such eligibility must be communicated in writing (including electronic communications) to the individual

•	Must be hired on or before January 15 of the current fiscal year

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Must receive a performance rating of “on target” (OT) or higher to be eligible to receive a bonus for the fiscal year to which the performance rating applies. Individuals receiving a performance rating of “below target” (BT) or lower will not be eligible to receive a bonus under the Plan.

•	Must be employed as of the actual date of bonus payment distribution

•	Must not be eligible to receive a payout from more than one bonus plan offered by EA for the same fiscal year, except as provided in the bonus pro-ration rules described below

•	Except where otherwise required by local law:

•	the individual must not be an overtime eligible employee

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the individual must not be providing services to EA as, or classified as (whether or not such classification is upheld upon review by an applicable legal authority), a temporary employee or intern or as an independent contractor, consultant, or agent, under a written or oral contract or purchase order

•

at any time until the date that bonuses are paid under the Plan, the individual must not have (i) violated any provision of EA’s Code of Conduct, any other written EA policy and any law, rule or regulation applicable to EA and EA employees, or (ii) entered into an employment termination or separation agreement (not including agreements entered into in connection with the commencement or continuation of employment)

Bonus Award Calculations

Each Participant has an annual target bonus that is expressed as a percent of their annual base salary. A Participant’s annual target bonus represents the bonus award a Participant could potentially receive, based on the criteria and formulas set forth below, if each bonus component is paid out at 100% and the Participant has an Individual Achievement Factor of 1.00 and a pro-ration factor of 1.00.

Bonus Components and Weightings

There are three basic bonus components that may be used to calculate bonus awards under the Plan:

1.	Company Performance

2.	Business Unit Performance

3.	Individual Performance

The specific bonus components used and the weight of each bonus component as a percentage of a Participant’s bonus award will depend upon the Participant’s position within the Company and bonus eligible time worked during the fiscal year (“pro-ration”). There are two primary plan types representing different functions in the total organization:

1.	Participants in an Eligible Position who perform a non-game development function in the Label, Publishing, and CDS organizations will have their bonus awards calculated according to the following formula:

Company Performance	+	Business Unit Performance	+	Individual Performance	=	Bonus Award

						(multiplied by pro-ration factor)
30%		40%		30%

For purposes of calculating bonuses under this plan the term “Business Unit” shall mean a designated group of individuals or divisions connected by a common business purpose, including but not limited to, geographic region, function, product line, profit responsibility or any other grouping as may be determined by EA, in its sole discretion.

2.	Participants in an Eligible Position who perform a corporate function (including, but not limited to, executive, administrative, legal, finance, human resources, and information systems) will have their bonus awards calculated according to the following formula:

Company Performance	+	Individual Performance	=	Bonus Award

				(multiplied by pro-ration factor)
50%		50%

EA retains the discretion to develop and apply, at any time, other bonus plans, subplans or formulas, bonus components and bonus component weightings as needed to accomplish a business purpose.

Bonus Component Performance Measures:

Each bonus component will be evaluated independently based on the actual attainment of each weighted Performance Measure established for that bonus component for the fiscal year.

For purposes of this Plan the term “Performance Measure” shall mean the target measure of financial or other performance applicable to a bonus component as determined by EA, in its sole discretion. Performance Measures may include any concept(s) or measure(s) of performance as specified by EA, including but not limited to quantitative measures (for example: net income, revenue, margin, and profit before tax or operating profit), and qualitative measures (for example: product reviews or performance ratings). Attainment of qualitative measures will be assessed at the sole discretion of the Company.

The Compensation Committee of EA’s Board of Directors, in its sole and absolute discretion, shall establish the Performance Measures to be used for calculating bonus awards under the “Company Performance” component, and approve the payment of any bonuses under the Plan to senior executives of the Company, which for purposes of this Plan shall include: (i) individuals serving as “officers” of EA, as such term is used in section 16 of the Securities Exchange Act of 1934, as amended; and (ii) other key executives as may be determined by the CEO and the Compensation Committee. The Compensation Committee may delegate to EA management the authority to establish Performance Measures for all other executives and non-executive employees for any fiscal year.

All bonus component Performance Measure(s) to be used in determining bonus awards under the Plan and the weight to be given to each Performance Measure will be determined on or before the last day of the first quarter of each fiscal year.

To the extent permitted by applicable law, rules and regulations, the Compensation Committee may, in its sole and absolute discretion, at any time adjust upward or downward any Performance Measures established for calculating bonuses under the Plan or may delegate the authority to make such adjustments to EA management. All relevant figures shall be rounded to the nearest hundredth (.01).

Bonus Payments

The actual payout for each bonus component is determined independently based on fiscal year results according to the following guidelines:

1.	Company Performance

•	Actual attainment of all weighted Performance Measures above an 85% threshold up to 120% means a Company Performance bonus component payout equal to the percentage of Performance Measure attainment

•	Actual attainment of all weighted Performance Measures above 120% means a Company Performance bonus component payout with 2:1 leverage on the amount above 120%

•	The Company Performance bonus component payout is capped at 200%

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The Company Performance bonus component payout is 0% if the actual attainment of the applicable Performance Measure(s) is less than 85%. The Compensation Committee, in its sole discretion, may choose to provide some level of payout for the Company Performance bonus component when it would otherwise equal 0%.

2.	Business Unit Performance

•

Actual attainment of all weighted Performance Measures above an 85% threshold up to 120% means a Business Unit Performance bonus component payout equal to the percentage of Performance Measure attainment

•	Actual attainment of all weighted Performance Measures above 120% means a Business Unit Performance bonus component payout with 2:1 leverage on the amount above 120%

•	The Business Unit Performance bonus component payout is capped at 200%

•

The Business Unit Performance bonus component payout is 0% if the actual attainment of the applicable Performance Measure(s) is less than 85%. The Compensation Committee, in its sole discretion, may choose to provide some level of payout for the Business Unit Performance bonus component when it would otherwise equal 0%.

3.	Individual Performance

•	The Individual Performance bonus component shall be funded each year at 100% regardless of Company Performance or Business Unit Performance

•	Actual payout of the Individual Performance Bonus Component is discretionary and will be calculated based upon a Participant’s Individual Achievement Factor (“IAF”)

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The IAF is a multiplier between 0.00 and 2.00 that reflects each Participant’s contributions to EA relative to individual performance expectations. Individual performance expectations will vary to reflect each Plan Participant’s role in the Company.

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In extraordinary and unusual circumstances, Participants with a “Significantly Above Target” (SAT) performance rating may receive an IAF of up to 3.00 if the following additional conditions are met: demonstration of exceptional individual performance during the fiscal year and CEO approval.

Payment Timing

The calculation of bonus awards under this Plan will occur after the completion of the applicable fiscal year. Awards are typically approved in May and payments are made as soon as administratively practical following approval.

Pro-Ration of Bonuses

To the extent permitted by applicable law, rules and regulations, EA reserves the right to pro-rate the bonus award of any Participant who was not in an Eligible Position for the entire fiscal year, or was not actively working full-time throughout the fiscal year. Plan bonus awards, if any, will generally be pro-rated based on the number of full months (rounded to the nearest full month) that a Participant is working in an Eligible Position, however, EA reserves the right to, in its sole discretion, pro-rate bonuses based on hours of service, days or on any other basis. For example, the pro-ration factor for a Participant who is eligible to participate in the Plan for the entire fiscal year will be 1.00; for a Participant who is eligible to participate in the Plan for one-half of the Performance Period, the pro-ration factor will be .50. Participants in the following situations may have a pro-ration factor less than 1.00: (a) new hires and individuals who transfer into an Eligible Position during the fiscal year; (b) individuals who transfer between an Eligible Position and a non-Eligible position within EA; (c) Participants who work less than the applicable full-time standard work week; and (d) Participants who take a leave of absence, as described more fully below.

Participants who transfer between Eligible Positions in different Business Units during the fiscal year will have a pro-ration factor determined on the basis of the actual time applied to each Business Unit.

Participants who are on sabbatical leave or a leave of absence that is protected by statute or other applicable law during the fiscal year shall not have their bonus award, if any, reduced by reason of such leave, provided the Participant’s actual leave of absence does not exceed the maximum leave of absence period protected by local law. By way of example, legally protected leaves of absence may include the period of leave provided by local law for medical leave, maternity leave, or military leave.

To the extent permitted by applicable law, rules and regulations, Participants who take unpaid days off or leaves of absence that are not protected by statute or other applicable law will have their bonus awards, if any, pro-rated based on the number of full months that such Participant is actively working in an Eligible Position.

General Guidelines, Terms and Conditions of the Plan

1.	Any bonus payment provided for under the Plan is completely discretionary, and is not considered earned or accrued by a Participant until it is actually paid. If employment with the Company terminates, for any reason, prior to the date a bonus payment is made, an individual will not be eligible to receive any bonus payment, notwithstanding any notice periods or severance payments in lieu of notice required under local law. In situations where an employee has provided or been provided a notice of termination but has not yet terminated employment as of the date bonuses are paid, bonus eligibility will be determined in accordance with local laws and practices.

2.	Eligibility to participate in this Plan during a fiscal year (i) does not create any right or entitlement to participate in this Plan in the future or other bonus plans that may be established or maintained by EA, (ii) does not constitute a guarantee or establish an obligation for EA to maintain a similar plan, award similar bonus benefits, or calculate bonuses according to the same or similar formulas in the future, and (iii) does not guarantee that any bonus will actually be paid for that fiscal year and in some cases a Participant may not receive a bonus under the Plan.

3.	Any bonus payment awarded under this Plan is a discretionary and extraordinary item of compensation that is outside a Participant’s normal, regular or expected compensation, and in no way represents any portion of a Participant’s salary, compensation, or other remuneration for the purpose of calculating any of the following payments: termination, severance, redundancy, end-of-service premiums, bonuses, long-service awards, overtime premiums, pension or retirement benefits, and any other similar payments and extra benefits.

4.	No bonus payment made under this Plan shall be counted as compensation for purposes of any other employee benefit plan, Plan or agreement sponsored, maintained or contributed by EA unless expressly provided for in such employee benefit plan or agreement.

5.	Bonus payments made under this Plan shall only be paid in cash. In no event will bonus payments be paid in the form of a security or equity stake in EA, including, but not limited to shares of EA stock, restricted stock units, or stock options.

6.	Any individual bonus calculated under the Plan must be approved by the Participant’s manager before such bonus is paid and all payments made under this Plan are subject to audit.

7.	Bonus determination and payment of any bonuses will be made as soon as administratively possible after the close of the applicable fiscal year. Participants that are not actively providing services to EA at the time that the payment would otherwise be made, shall not receive such payment unless and until the Participant returns to active service with EA. This term does not apply to any person on a legally protected leave of absence (as determined by local law) at the time bonuses are paid.

8.	All bonus payments made under the Plan shall be subject to income and employment tax withholding as required by applicable law.

9.	EA reserves the right to interpret this Plan document on a fully discretionary basis and to take any action, or to decline to take any action, in relation to the administration or interpretation of the Plan including but not limited to determining eligibility for participation in the Plan, and to determine the amount, if any, to be paid under the Plan. The Compensation Committee or its designee shall be the ultimate sole and final arbiter of any disputes under the Plan, in its sole and absolute discretion.

10.	EA’s authority as set forth herein shall be exercised by the Compensation Committee, except to the extent the Compensation Committee delegates all or some of that authority to a Plan administrative committee or EA management.

11.	EA has adopted this Plan voluntarily and reserves the right to change, suspend or discontinue this Plan, or any individual’s participation in this Plan, at any time, with or without cause and with or without prior written notice.

12.	This Plan, as it may be modified in accordance with the foregoing, constitutes the entire writing and understanding regarding the subject matter of this Plan and supersedes any written, and/or oral agreement, understanding, or representations regarding the subject matter of this Plan.

13.	A Participants’ rights under the Plan, if any, are not assignable or transferable voluntarily or involuntarily or by operation of law, except upon death.

14.	The Plan is unfunded and no provision of the Plan shall require EA, for purpose of satisfying any Plan obligations, to purchase assets or place any assets in a trust or other entity or otherwise to segregate any assets for such purposes. Nothing contained in this Plan nor any action taken pursuant to its provisions shall create or be construed to create a fiduciary relationship between EA and any Participant or other person. Any right to receive bonus payments under the Plan shall be no greater than the right of any unsecured creditor of EA.

15.	Nothing in this Plan shall be construed to imply the creation of a term contract between EA and any Participant, nor a guarantee of employment for any specific period of time.

16.	Except as otherwise required by local law, EA reserves the right to modify a Participant’s duties, title or other terms and conditions of employment for any or no reason.

17.	Notwithstanding any other provision of this Plan, each Participant’s bonus, if any, will be paid in a single sum not later than (i) the date that is the 15th day of the 3rd month following the end of the Participant’s first taxable year in which the award is no longer subject to a substantial risk of forfeiture or (ii) the date that is the 15th day of the 3rd month following the end of EA’s first fiscal year in which the award is no longer subject to a substantial risk of forfeiture, whichever is later, unless the Participant elects to defer his or her award pursuant to the terms and conditions of the Company’s Deferred Compensation Plan or any successor Plan and in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Unless an exemption applies, this Plan and the bonuses paid pursuant to this Plan are intended to meet the requirements of Section 409A.

18.	This Plan shall be governed by, and interpreted, construed, and enforced in accordance with, the laws of the State of California and within exclusive jurisdiction of the County of San Mateo, California courts without regard to its or any other jurisdiction’s conflicts of laws provisions.

19.	If any provision of this Plan shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.